Execution Version
Exhibit 10.1

FOURTH AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into effective as of the 13th day of March, 2014, among SOUTHCROSS ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), WELLS FARGO BANK, N.A., a national banking association, as the Administrative Agent (the “Administrative Agent”), and each of the Lenders (as defined below).
W I T N E S S E T H:
WHEREAS, the Borrower, the Administrative Agent and the financial institutions party thereto as lenders (the “Lenders”) are parties to that certain Second Amended and Restated Credit Agreement dated as of November 7, 2012 (as amended prior to the Fourth Amendment Effective Date (as defined in Section 2 of this Amendment), the “Credit Agreement”) (unless otherwise defined herein, all terms used herein which are defined in the Credit Agreement shall have the meanings given such terms in the Credit Agreement, as amended hereby);
WHEREAS, pursuant to the Credit Agreement, the Lenders have made Loans to the Borrower and provided certain other credit accommodations to the Borrower;
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders (a) amend certain terms and provisions of the Credit Agreement, including the elimination of the existing requirement that the Subsequent Equity Contribution be made, and (b) provide for the release of the GP Collateral and the termination of the GP Cash Collateral Control Agreement, the GP Cash Collateral Pledge Agreement and the Equity Holder Agreement, in each case as provided in this Amendment; and
WHEREAS, subject to the terms and conditions set forth herein, the Lenders have agreed to the Borrower’s requests.
NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Borrower, the Administrative Agent and the Lenders hereby agree as follows:
Section 1Amendments. In reliance on the representations, warranties, covenants and agreements contained in this Amendment, and subject to the satisfaction of each condition precedent set forth in Section 2 hereof, the Credit Agreement shall be amended effective as of the Fourth Amendment Effective Date in the manner provided in this Section 1.
1.1    Deleted Definitions. Section 1.02 of the Credit Agreement shall be amended by deleting therefrom each of the following defined terms and their corresponding definitions: “Subsequent Equity Amount”, “Subsequent Equity Contribution”, “Subsequent Equity Contribution Date”, “Subsequent Equity Contribution Test” and “Subsequent Equity Proceeds”.

1.2    Additional Definitions. Section 1.02 of the Credit Agreement shall be amended to add thereto in alphabetical order each of the following defined terms:
“Fourth Amendment” means that certain Fourth Amendment to this Agreement dated March 13, 2014, entered into by and among the Borrower, the Administrative Agent and the Lenders party thereto.
“Fourth Amendment Effective Date” has the meaning assigned to such term in the Fourth Amendment.
“Nueces Pipelines” means Southcross Nueces Pipelines LLC, a Delaware limited liability company.
“Topaz Agreements” means (a) that certain Pipeline Services Agreement dated March 6, 2014, between Nueces Pipelines and Barney M. Davis, LP, and (b) that certain Pipeline Services Agreement dated March 6, 2014 between Nueces Pipelines and Nueces Bay WLE, LP.
1.3    Restated Definitions. Section 1.02 of the Credit Agreement shall be amended by amending and restating each of the following definitions in its entirety as follows:
“Required Equity Amount” means the Initial Equity Amount.
“Required Equity Contribution” means the Initial Equity Contribution.
“Required Equity Contribution Date” means the Initial Equity Contribution Date.
“Required Equity Proceeds” means the Initial Equity Proceeds.
“Target Leverage Date” means the date on which each of the following conditions is satisfied:
(a)    the Target Leverage Test is satisfied as of the most recent Target Leverage Test Date; and
(b)    the Administrative Agent has received a certificate from a Financial Officer of the Borrower in accordance with Section 8.01(d), which certificate shall include calculations of the Target Leverage Ratio in form and substance satisfactory to the Administrative Agent.
1.4    Amendment to Definition of Applicable Margin. The definition of the term “Applicable Margin” set forth in Section 1.02 of the Credit Agreement shall be amended by amending and restating the proviso contained in the last paragraph thereof in its entirety to read as follows provided, however, that (w) if at any time the Borrower fails to deliver any financial statements or a compliance certificate required by Sections 8.01(a), (b) or (d), as applicable, then the “Applicable Margin” means the rate per annum set forth on the grid when the Consolidated Total Leverage Ratio is at its highest level, (x) for the period from the Effective Date until March 31, 2013, the Consolidated Total Leverage Ratio shall, for purposes of this definition, be deemed to be greater than or equal to 4.50 to 1.00, (y) for the period from April 1, 2013 until the day immediately preceding the Fourth Amendment Effective Date, “Applicable Margin” means, for any day, (i) 4.50% per annum with respect to Eurodollar Loans, (ii) 3.50% per annum with respect to ABR Loans and (iii) 0.500% per annum with respect to the Commitment Fee Rate, and (z) for the period from the Fourth Amendment Effective Date until the date on which the financial statements and compliance certificate required pursuant to Sections 8.01(a), (b) or (d), as applicable, are delivered to the Administrative Agent for the period ending on the last day of the fiscal quarter ending March 31, 2014, “Applicable Margin” means the rate per annum set forth on the grid when the Consolidated Total Leverage Ratio is equal to the pro forma Consolidated Total Leverage Ratio on the Fourth Amendment Effective Date, as calculated in accordance with and certified to the Administrative Agent pursuant to Section 2 of the Fourth Amendment.
1.5    Amendment to Definition of Consolidated Net Income. The definition of the term “Consolidated Net Income” set forth in Section 1.02 of the Credit Agreement shall be amended by inserting the following proviso immediately before the period at the end of such definition:
provided, further, that, (i) solely with respect to amounts constituting revenue actually received in cash by the Borrower and its Consolidated Subsidiaries in respect of the operation of the Oscar Assets pursuant to the Topaz Agreements (as in effect on the Fourth Amendment Effective Date) and which cash receipts would otherwise not be included in calculating “Consolidated Net Income” due to requirements that such revenues be recognized over the life of transportation contracts pursuant to GAAP, such amounts shall be included, without duplication, in calculating “Consolidated Net Income” at the time of receipt by the Borrower and its Consolidated Subsidiaries notwithstanding, and in lieu of when recognized as net income by, such revenue recognition requirements under GAAP, and (ii) solely with respect to the fiscal quarter ending March 31, 2014, Consolidated Net Income for such fiscal quarter shall be adjusted by adding up to $1,241,000 thereto in respect of purchase price adjustments in connection with the Oscar Acquisition resulting from certain demand fees prepaid prior to the closing thereof, solely to the extent such adjustments reduce the aggregate consideration paid by Nueces Pipelines for the Oscar Assets at such closing.
1.6    Amendment to Compliance Certificate Covenant. Section 8.01(d)(i) of the Credit Agreement shall be amended by deleting clause “(F)” thereof in its entirety and inserting the word “and” immediately before clause “(E)” thereof.

1.7    Amendment to Monthly Financial Reporting Covenant. Section 8.01(n) of the Credit Agreement shall be amended and restated in its entirety to read as follows:
(n)    [Intentionally Omitted.]
1.8    Amendment to Required Equity Issuances Covenant. Section 8.20(b) of the Credit Agreement shall be amended and restated in its entirety to read as follows:
(b)    [Intentionally Omitted.]
1.9    Amendment to Consolidated Total Leverage Ratio Covenant. The second proviso at the end of Section 9.01(a)(i) of the Credit Agreement shall be amended and restated in its entirety to read as follows:
provided, further, that (x) as elected by the Borrower on the Fourth Amendment Effective Date with respect to the Oscar Acquisition and (y) thereafter at the election of Borrower upon closing a Material Acquisition (by delivering written notice of such election to the Administrative Agent on the closing date of such Material Acquisition), in each case for the Rolling Period ending on the last day of the fiscal quarter in which such acquisition occurs and for the immediately following two Rolling Periods the maximum Consolidated Total Leverage Ratio that is permitted shall be increased to 5.00 to 1.00;
1.10    Amendment to Equity Cure Provision. Section 9.01(e)(vi) shall be amended by amending and restating the last sentence thereof in its entirety to read as follows:
For the avoidance of doubt, no Equity Cure Amount deposited to the GP Cash Collateral Account shall be netted or credited against Consolidated Total Funded Indebtedness in the calculation of the Consolidated Total Leverage Ratio, Adjusted Consolidated Total Leverage Ratio, or Consolidated Senior Secured Leverage Ratio, as applicable, for the purpose of determining the Borrower’s compliance with clauses (a), and (b) of this Section 9.01 for the Rolling Period ending on the Equity Cure Test Date for which such Equity Cure Amount is received.
1.11    Amendments to Investments, Loans, and Advances Covenant. Section 9.05(n)(iv) of the Credit Agreement shall be amended and restated in its entirety as follows:
(iv)    the Borrower shall have expressly designated, in one or more written notices delivered to the Administrative Agent concurrently with any issuance of Equity Interests in the Borrower consummated after the Third Amendment Effective Date, net cash proceeds (other than Webb Equity Proceeds) received by the Borrower from such issuances in a minimum aggregate amount equal to the greater of (A) $40,000,000 and (B) the Oscar Purchase Price, for the sole purpose of funding the Oscar Acquisition (any proceeds so designated, “Oscar Equity Proceeds”), which Oscar Equity Proceeds shall not be designated by the Borrower for any other purpose, including, without limitation, for funding Webb Project Growth Capital Expenditures in accordance with Section 9.23(c)(i)(B) or (c)(ii);
1.12    Amendments to Capital Expenditures Covenant. Section 9.23 of the Credit Agreement shall be amended as follows:
(a)    Clause (b) of Section 9.23 shall be amended by deleting the phrase “and, in any case, on or prior to the final Subsequent Equity Contribution Date” therefrom in its entirety.
(b)    Clause (c)(i)(B) of Section 9.23 shall be amended by deleting the phrases (i) “and Subsequent Equity Proceeds” and (ii) “and (B) shall not satisfy, in whole or in part, Borrower’s obligation to consummate the Subsequent Equity Contribution pursuant to Section 8.20(b)” therefrom in their respective entireties.
(c)    Clause (c)(ii) of Section 9.23 shall be amended by (i) deleting the phrases (A) “and Subsequent Equity Proceeds” and (B) “and (B) shall not satisfy, in whole or in part, Borrower’s obligation to consummate the Subsequent Equity Contribution pursuant to Section 8.20(b)” therefrom in their respective entireties, and (ii) amending and restating each reference to “the final Subsequent Equity Contribution Date” contained therein in its entirety to read as “the Fourth Amendment Effective Date”.
1.13    Amendment to Release of GP Collateral Provision. Section 12.20(b) of the Credit Agreement shall be amended and restated in its entirety to read as follows:
(b)    Final Release of GP Collateral. From and after the Fourth Amendment Effective Date, the Administrative Agent shall take any and all actions necessary (including any actions necessary to terminate the GP Cash Collateral Account Control Agreement, the GP Cash Collateral Pledge Agreement and the Equity Holder Agreement) to cause its Lien on and security interest in the GP Collateral, including, without limitation, the GP Cash Collateral Account, to be released as contemplated by Section 4 of the Fourth Amendment.
1.14    Replacement of Borrowing Request Exhibit. Exhibit B to the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit B to this Amendment, and Exhibit B to this Amendment shall be deemed to be attached as Exhibit B to the Credit Agreement.
1.15    Replacement of Ongoing Compliance Certificate Exhibit. Exhibit D-2 to the Credit Agreement shall be amended and restated in its entirety in the form of Exhibit D-2 to this Amendment, and Exhibit D-2 to this Amendment shall be deemed to be attached as Exhibit D-2 to the Credit Agreement.
SECTION 2    Conditions Precedent. This Amendment will be effective as of the date that each of the following conditions precedent has been satisfied (such date, the “Fourth Amendment Effective Date”):

2.1    Pro Forma Consolidated Total Leverage Ratio Test. The pro forma Consolidated Total Leverage Ratio for the Rolling Period ending December 31, 2013 (calculated (a) without adding any Equity Cure Amounts or Equity Cure Rollover Amounts in the calculation of Annualized Consolidated EBITDA, (b) adjusting Annualized Consolidated EBITDA for such Rolling Period by adding $6,300,000 thereto, and (c) using Consolidated Total Funded Indebtedness as of the Fourth Amendment Effective Date after giving affect to all Borrowings made or to be made on such date) shall be less than 4.50 to 1.00.
2.2    Exercise of the Target Leverage Option. The Borrower shall have exercised the Target Leverage Option in accordance with the terms and conditions of the Credit Agreement (as amended hereby), including, without limitation, the requirement that the Borrower deliver (a) irrevocable written notice to the Administrative Agent of the election of the application of the covenants set forth in Section 9.01(a)(i)(A) of the Credit Agreement and (b) the certificate described in Section 2.3(b) of this Amendment.
2.3    Closing Deliveries. Administrative Agent shall have received each of the following documents, instruments, and agreements, each of which shall be in form and substance and executed in such counterparts (if applicable) as shall be acceptable to Administrative Agent and each of which shall, unless otherwise indicated, be dated as of the Fourth Amendment Effective Date:
(a)    counterparts hereof duly executed by the Borrower and each of the Lenders and consent and agreement counterparts hereof duly executed by the other Loan Parties;
(b)    a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D-2 to the Credit Agreement (i) certifying that no Default has occurred, (ii) setting forth reasonably detailed calculations demonstrating pro forma compliance with the Consolidated Total Interest Coverage Ratio for the Rolling Period ended December 31, 2013 (without adding any Equity Cure Amounts or Equity Cure Rollover Amounts in the calculation of Annualized Consolidated EBITDA) and the Consolidated Total Leverage Ratio (calculated in accordance with Section 2.1), including, without limitation, reasonably detailed calculations of the Specified Projects EBITDA Adjustment for each Specified Project (including a reasonably detailed summary of the terms of the applicable customer contracts relating to such calculation), each Specified Project’s Scheduled Completion Date, and each Specified Project’s Projected Capacity (and, if applicable, any changes to such Projected Capacity and supporting information as required), (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 7.04 of the Credit Agreement and, if any such change has occurred, specifying the effect of such change on such calculations, (iv) attaching reports setting forth the processing volumes for the Rolling Period ended December 31, 2013, and (v) certifying as to the satisfaction of each of the conditions precedent set forth in this Section 2 (other than with respect to the Administrative Agent’s acceptance of the form and substance of the closing deliveries required under this Section 2.3); and
(c)    such other documents, instruments and certificates as the Administrative Agent or its counsel may reasonably request relating to the foregoing, the organization, existence and good standing of the General Partner and each of the Loan Parties, the authorization of this

Amendment and the transactions contemplated hereby, and any other legal matters relating to the General Partner, the Loan Parties and this Amendment.
2.4    Fees and Expenses. The Borrower shall have paid to the Administrative Agent all fees due and owing to the Administrative Agent or the Lenders in connection with this Amendment including, without limitation, all reasonable fees and expenses incurred by the Administrative Agent (including, without limitation, fees and expenses of counsel to the Administrative Agent) in the preparation, execution, review and negotiation of this Amendment and any other related documents for which the Borrower shall have been invoiced by the Administrative Agent on or before the Fourth Amendment Effective Date.
2.5    Absence of Defaults. No Default or Event of Default shall have occurred which is continuing.
2.6    Representations and Warranties. Each representation and warranty contained in Section 3 hereof shall be true and correct in all material respects.
2.7    Other Documents. The Administrative Agent shall have been provided with such documents, instruments, and agreements, and the Borrower and the other Loan Parties shall have taken such actions, in each case as the Administrative Agent may reasonably require in connection with this Amendment and the transactions contemplated hereby.
SECTION 3    Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
3.1    Accuracy of Representations and Warranties. Each representation and warranty of each Loan Party contained in the Loan Documents is true and correct in all material respects as of the date hereof (except that (i) to the extent that any such representation and warranty is expressly limited to an earlier date, in which case, on the date hereof, such representation and warranty shall continue to be true and correct in all material respects as of such specified earlier date and (ii) to the extent that any such representations and warranties are qualified by materiality, such representations and warranties shall continue to be true and correct in all respects).
3.2    Due Authorization, No Conflicts. The execution, delivery and performance by the Borrower of this Amendment are within the Borrower’s limited partnership powers, have been duly authorized by necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than filings with the SEC required under applicable law) and do not violate or constitute a default under any provision of applicable law or any material agreement binding upon the Borrower or any of its Subsidiaries, or result in the creation or imposition of any Lien upon any of the assets of the Borrower or any of its Subsidiaries.
3.3    Validity and Binding Effect. This Amendment constitutes the valid and binding obligations of the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or law.
3.4    Absence of Defaults. No Default or Event of Default has occurred which is continuing.
3.5    No Defense. The Borrower has no defenses to (a) payment, counterclaims or rights of set-off with respect to the Secured Obligations on the date hereof or (b) the validity, enforceability or binding effect against the Borrower of the Credit Agreement or any of the other Loan Documents or any Liens intended to be created thereby.
3.6    Review and Construction of Documents. The Borrower (a) has had the opportunity to consult with legal counsel of its own choice and has been afforded an opportunity to review this Amendment with its legal counsel, (b) has reviewed this Amendment and fully understands the effects thereof and all terms and provisions contained in this Amendment, and (c) has executed this Amendment of its own free will and volition. Furthermore, the Borrower acknowledges that (i) this Amendment shall be construed as if jointly drafted by the Borrower and the Lenders, and (ii) the recitals contained in this Amendment shall be construed to be part of the operative terms and provisions of this Amendment.
SECTION 4    Release of GP Collateral. Effective as of the Fourth Amendment Effective Date, all of the Administrative Agent’s Liens on and security interests in the GP Collateral (including, without limitation, the GP Cash Collateral Account, any sub-accounts linked thereto, any cash, monies, checks, wires, drafts, certificates, instruments, investments, or other items deposited, carried or held therein, and any books and records related to the foregoing) shall automatically be released and forever discharged, and each Lender hereby authorizes such release by the Administrative Agent and the termination by the Administrative Agent of each of the GP Cash Collateral Control Agreement, the GP Cash Collateral Pledge Agreement and the Equity Holder Agreement. Any release pursuant to this Section 4 is only a partial release and shall not affect the Liens and security interests of the Administrative Agent in any Collateral other than the GP Collateral, nor shall such partial release affect the obligations of any Loan Party to pay the Secured Obligations. Each Lender hereby authorizes the Administrative Agent to execute and deliver to the Borrower (or file, if appropriate), at the Borrower’s sole cost and expense, any and all additional releases of Liens, termination statements or other documents reasonably requested by the Borrower in connection with such partial release.

SECTION 5    Written Notice of Elections on the Fourth Amendment Effective Date. Each of the parties hereto acknowledges and agrees that the Borrower, by its execution and delivery of this Amendment, hereby (a) delivers written notice of its exercise of the Target Leverage Option, and (b) elects the application of the increased maximum Consolidated Total Leverage Ratio set forth in the second proviso at the end of Section 9.01(a) of the Credit Agreement. For the avoidance of doubt the Borrower shall be deemed to have (i) delivered written notice of its exercise of the Target Leverage Option and (ii) elected the application of the increased maximum Consolidated Total Leverage Ratio set forth in the second proviso at the end of Section 9.01(a) of the Credit Agreement, in each case on the Fourth Amendment Effective Date.
SECTION 6    Miscellaneous.
6.1    Reaffirmation of Loan Documents; Extension of Liens. Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect. The Borrower hereby extends the Liens securing the Secured Obligations until the Secured Obligations have been paid in full, and agrees that the amendments and modifications herein contained shall in no manner affect or impair the Secured Obligations or the Liens (except as set forth in Section 4) securing payment and performance thereof.
6.2    Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
6.3    Counterparts. This Amendment may be executed in counterparts, and all parties need not execute the same counterpart; however, no party shall be bound by this Amendment until this Amendment has been executed by the Borrower and each of the Lenders, and the consent and agreement counterparts have been executed by the other Loan Parties, at which time this Amendment shall be binding on, enforceable against and inure to the benefit of the Borrower and all Lenders. Facsimiles or other electronic copies (e.g., .pdf) shall be effective as originals.
6.4    COMPLETE AGREEMENT. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
6.5    Headings. The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.
6.6    No Implied Waivers. No failure or delay on the part of the Administrative Agent or the Lenders in exercising, and no course of dealing with respect to, any right, power or privilege under this Amendment, the Credit Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Amendment, the Credit Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.7    Arms-Length/Good Faith. This Amendment has been negotiated at arms-length and in good faith by the parties hereto.
6.8    Interpretation. Wherever the context hereof shall so require, the singular shall include the plural, the masculine gender shall include the feminine gender and the neuter and vice versa. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.
6.9    Severability. In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Amendment shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
6.10    Loan Documents. The Loan Parties acknowledge and agree that this Amendment is a Loan Document.
6.11    Further Assurances. The Borrower agrees to execute, acknowledge, deliver, file and record such further certificates, instruments and documents, and to do all other acts and things, as may be requested by the Lenders as necessary or advisable to carry out the intents and purposes of this Amendment.
6.12    Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF TEXAS.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers on the date and year first above written.

THE BORROWER:	SOUTHCROSS ENERGY PARTNERS, L.P.

By:	Southcross Energy Partners GP, LLC, its general partner

By: /s/ J. Michael Anderson
J. Michael Anderson
Senior Vice President, Chief Financial Officer and Secretary

The undersigned (i) consent and agree to this Amendment, and (ii) agree that the Loan Documents to which it is a party (including, without limitation, the Second Amended and Restated Guaranty and Collateral Agreement dated as of November 7, 2012, as applicable) shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of the undersigned, enforceable against it in accordance with its terms.
CONSENTED, ACKNOWLEDGED AND AGREED TO BY:

SOUTHCROSS ENERGY OPERATING, LLC
SOUTHCROSS ENERGY LP LLC
SOUTHCROSS ENERGY GP LLC
SOUTHCROSS DELTA PIPELINE LLC
SOUTHCROSS PROCESSING LLC
SOUTHCROSS ALABAMA PIPELINE LLC
SOUTHCROSS NUECES PIPELINES LLC

By:    /s/ J. Michael Anderson
J. Michael Anderson
Senior Vice President, Chief Financial Officer and Secretary

SOUTHCROSS CCNG GATHERING LTD.
SOUTHCROSS CCNG TRANSMISSION LTD.
SOUTHCROSS GULF COAST TRANSMISSION LTD.
SOUTHCROSS MISSISSIPPI PIPELINE, L.P.
SOUTHCROSS MISSISSIPPI GATHERING, L.P.
SOUTHCROSS ALABAMA GATHERING SYSTEM, L.P.
SOUTHCROSS MIDSTREAM SERVICES, L.P.
SOUTHCROSS MARKETING COMPANY LTD.
SOUTHCROSS NGL PIPELINE LTD.
SOUTHCROSS GATHERING LTD.
SOUTHCROSS MISSISSIPPI INDUSTRIAL GAS SALES, L.P.

By:    Southcross Energy GP LLC,
as general partner

By:    /s/ J. Michael Anderson
J. Michael Anderson
Senior Vice President, Chief Financial Officer and Secretary

THE ADMINISTRATIVE AGENT

AND A LENDER:	WELLS FARGO BANK, N.A., as the Administrative Agent and a Lender

By: /s/ Brandon Kast
Name: Brandon Kast
Title: Assistant Vice President

LENDER:	CITIBANK, N.A., as a Lender

By:    /s/ Stephen Oglesby
Name: Stephen Oglesby
Title:     Managing Director

LENDER:	SUNTRUST BANK, as a Lender

By:    /s/ Samuel M. Ballesteros
Name:     Samuel M. Ballesteros
Title:     Senior Vice President

LENDER:	BARCLAYS BANK PLC, as a Lender

By:    /s/ Vanessa A. Kurbatskiy
Name:     Vanessa A. Kurbatskiy
Title:     Vice President

LENDER:	JPMORGAN CHASE BANK, N.A., as a Lender

By:    /s/ Kenneth J. Fatur
Name:     Kenneth J. Fatur
Title:     Managing Director

LENDER:	COMPASS BANK, as a Lender

By:    /s/ Dorothy Marchand
Name:     Dorothy Marchand
Title:     EVP

LENDER:	AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:    /s/ Jill McSorley
Name:     Jill McSorley
Title:     Senior Vice President

LENDER:	ROYAL BANK OF CANADA, as a Lender

By:    /s/ Jay T. Sartain
Name:     Jay T. Sartain
Title:     Authorized Signatory

LENDER:	COMERICA BANK, as a Lender

By:    /s/ Brandon M. White
Name:     Brandon M. White
Title:     Assistant Vice President

LENDER:	MIDFIRST BANK, as a Lender

By:    /s/ W. Thomas Portman
Name:     W. Thomas Portman
Title:     Vice President

LENDER:	RAYMOND JAMES BANK, N.A., as a Lender

By:    /s/ H. Fred Coble, Jr.
Name:     H. Fred Coble, Jr.
Title:     Senior Vice President